SECOND AMENDMENT TO THE
DIRECTOR DEFERRED COMPENSATION AGREEMENT FOR
MARK A. SCHROEDER

WHEREAS, German American Bancorp (successor to The German American Bank), an Indiana commercial bank (the “Bank”) entered into a Director Deferred Compensation Agreement with Mark A. Schroeder (the “Director”) on December 8, 1992, as amended by that certain Amendment between the parties dated, July 9, 1996 (as amended, the “Original Agreement”);
WHEREAS, the Bank desires to amend the Original Agreement to change the defined term “Normal Retirement Date” under the Original Agreement to “Extended Payment Date”, to establish the “Extended Payment Date”, as defined by this Second Amendment to the Original Agreement, as of the first day of the month following the Director’s seventy-first (71st) birthday as opposed to the currently established sixty-fifth (65th) birthday, and provide for interest during such extended time pursuant to this Amendment;
WHEREAS, by virtue of this Amendment, Section 409A of the Internal Revenue Code now requires that the Original Agreement be further amended to comply with its restrictions, and the Bank desires to so amend the Original Agreement;
WHEREAS, Section XII of the Original Agreement permits the Original Agreement to be amended or modified with the mutual written consent of the Director and the Bank; and
WHEREAS, the Director has consented to said Amendment;
NOW, THEREFORE, in consideration of the mutual promises provided in the Agreement, the parties hereto agree to this Amendment of the Original Agreement in accordance with the following:
1.    The following sections of the Original Agreement shall be amended by inserting the following in lieu of the like-existing provision:

1.4	“Cause” – [INTENTIONALLY OMITTED]

1.7
“Deferred Compensation Benefit” means that benefit which can be provided by annuitizing the Director’s Retirement Account over a one hundred twenty (120) month period. The interest rate used to annuitize the account balance shall be the average Monthly Interest Factor from the Effective Date through February 28, 2019 together with all limitations described herein.

1.8
“Disability” means the Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

1.11    “Financial Hardship” – [INTENTIONALLY OMITTED]
1.12    “Financial Hardship Benefit” – [INTENTIONALLY OMITTED]
1.13    “Monthly Interest Factor” means monthly compounding of interest, from the Effective Date through December 31, 1995, at the greater of .667% or Moving Average ROE (as defined in Subsection 1.14) divided by twelve; from January 1, 1996 through February 28, 2019, the greater of .667% or Moving Average of the ROE, as limited under Subsection 1.18, divided by twelve (12). Monthly crediting of interest shall be administered as follows: The balance of the Director’s Retirement Account shall be credited with interest monthly at a rate of .667%. Within sixty (60) days of each calendar year end through December 31, 2019, an additional amount shall be credited to the Retirement Account to the extent ROE exceeds 8%. When applicable, such additional amount shall be credited in a manner that results in the actual interest rate for each month of the previous calendar year being equal to Moving Average ROE (subject to the limitations under Subsection 1.18) divided by twelve (12). Notwithstanding the foregoing, from March 1, 2019 through the Extended Payment Date, the Monthly Interest Factor shall be an annual rate equal to the “7 year - U.S. Treasury Yield” (as reported in the Wall Street Journal or, if not reported therein, in another authoritative source) on March 1, 2019 shall be applied, compounding monthly. The aggregate interest accrued from the period from March 1, 2019 through the Extended Payment Date shall be referred to as the “Extended Period Interest”.

1.15	“Extended Payment Date” means March 1, 2025.

4.1
Retirement Benefit. At the Extended Payment Date, the Bank agrees to make a lump sum payment to Director equal to the Extended Period Interest. The Bank also agrees to commence payment of the Director’s Deferred Compensation Benefit in accordance with the terms of the Payout Period.

4.2
Disability Retirement Benefit. Notwithstanding any other provision hereof, if requested by the Director and approved by the Board, the Director shall be entitled to receive a disability retirement benefit hereunder prior to the Extended Payment Date, in any case the Director terminates service due to Disability. If the Director’s service is terminated pursuant to this paragraph and Board approval is obtained, the Director may elect to begin receiving a disability retirement benefit. The benefit shall be a lump sum payment equal to any accrued Extended Period Interest, plus a monthly benefit equal to the annuity value of the remaining Retirement Account. The monthly interest factor used to annuitize the account balance shall be the average Monthly Interest Factor from the Effective Date until the earlier of (a) February 28, 2019 or (b) the date of Disability. Said monthly benefit shall be distributed in accordance with the Payout Period. In the event the total benefits received by the Director pursuant to this Subsection are less than the total Survivor's

Benefit, upon Director’s death, an additional lump sum payment shall be made to Director’s Beneficiary to make up the difference.

4.3        Financial Hardship Benefit – [INTENTIONALLY OMITTED]
4.4    Removal For Cause – [INTENTIONALLY OMITTED]
2.    The following new Section 11.12 shall be inserted:

11.12
Code Section 409A.    It is intended that any amounts payable under this Agreement and the Bank’s and Directors’s exercise of authority or discretion hereunder shall be exempt from or comply with Section 409A of the Internal Revenue Code (the “Code”) (including the Treasury regulations and other published guidance relating thereto) so as not to subject Director to the payment of any interest, penalties or additional tax imposed under Section 409A of the Code. In furtherance of this intent, (a) if, due to the circumstances giving rise to any lump sum payment or payments under this Agreement, the date of payment or the commencement of such payments thereof must be delayed for six months following Executive’s separation from service in order to meet the requirements of Section 409A(a)(2)(B) of the Code applicable to “specified employees,” then such payment or payments shall be so delayed and paid upon expiration of such six month period and (b) each payment which is to be paid during a designated period that begins in a first taxable year and ends in a second taxable year shall be paid in the second taxable year. To the extent that any Treasury regulations, guidance or changes to Section 409A would result in the Director becoming subject to interest, penalties and additional tax under Section 409A of the Code, the Bank and Director agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A.

All other terms, conditions, agreements and provisions contained in the Original Agreement not specifically relating to those items explicitly modified or amended by this Amendment shall remain unchanged and shall continue in full force and effect. This Amendment shall, whenever possible, be construed in a manner consistent with the Original Agreement; provided, however, in the event of any irreconcilable consistency between the terms of this Amendment and the terms of the Original Agreement, the terms of this Amendment shall control.

[THIS SPACE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed on this 20 day of December, 2017.

/s/ Mark A Schroeder
Mark A. Schroeder

GERMAN AMERICAN BANCORP

By: /s/ Clay Ewing

Printed: Clay W Ewing

Its: President

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